HUTCHINSON TECHNOLOGY INCORPORATED
Transcript of July 20, 2006 Conference Call Regarding
Results of Operations for the Fiscal Quarter Ended June 25, 2006

     Operator
     Good afternoon ladies and gentlemen and thank you for standing by. Welcome to the Hutchinson Technology third quarter results conference call. At this time, all participants’ lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question-and-answer session. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded Thursday, July 20, 2006. At this time, I would like to turn the presentation over to your Chief Financial Officer, John Ingleman. Please go ahead, sir.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Good afternoon everyone. Wayne Fortun, our CEO, will provide an overview on the third quarter results shortly and Rick Penn, President of our Disk Drive Components division will provide additional information on that portion of our business. And after that, I’ll provide details on our third quarter financial performance.
     Also on the call this afternoon is Christina Temperante, President of our BioMeasurement Division, Kathleen Skarvan, Vice President of Sales and Marketing for the Disk Drive Components Division, Ruth Bauer, our treasurer, and Chuck Ives, our Investor Relations Manager. As a reminder, we will be providing forward-looking information on demand for shipments of our — and production of the Company’s products; industry, and data density growth rates; the Company’s manufacturing capacity; the Company’s manufacturing yields and labor productivity; our finished goods inventory levels; our investment in research and development; demand for design-in product development; capital expenditures; industry consolidation; the number of suspension assemblies used per drive; worldwide disk drive and suspension assembly demand and shipments; average selling prices; BioMeasurement operations; and results of operations and operating performance.
     These forward-looking statements involve risks and uncertainties as they are based on our current expectations. Our actual results could differ materially as a result of several factors that are described in our periodic reports on file with the SEC. In connection with the adoption of SEC rules governing fair disclosure, the Company provides financial information and projections only through means that are designed to provide broad distribution of the information to the public. The Company will not make projections or provide non — or provide material nonpublic information through any other means.
     We issued our third quarter results announcement just after the trading closed this afternoon. The announcement is now post on our website at www.HTCH.com as well. And I would like to turn the call over to Wayne for his remarks on the quarter.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Thanks, John. The third quarter was a challenging one for us, as lower volume and resulting under utilization of manufacturing capacity depressed our operating results. We noted in our second quarter conference call that the outlook for the third quarter was uncertain, and in fact unit shipments declined about 6.5% compared with the second quarter. We believe the decline was caused by seasonally lower demand for disk drives used in desktop applications and some of our customers managing existing suspension assembly inventory.

     In addition to lower volume, we also saw overall average selling prices decline to $0.84 from $0.86 in the preceding quarter. The decline in the overall average selling prices resulted from a sale mix that included a higher percentage of mature product with lower prices. The lower volume and lower average selling prices in our third quarter caused our third quarter net sales of $170 million to be below our prior guidance.
     Gross margin for the third quarter was at the low-end of our guidance at 19%, reflecting the impact of the excess capacity we I had in the quarter and the related depreciation and overhead cost. We reported net income for the quarter of $5.8 million or $0.22 per diluted share. Excluding the increase to operating income resulting from the resolution of the dispute with a former supplier, net income for the quarter totaled $3.1 million or $0.12 per diluted share.
     Looking ahead, we continue to expect worldwide demand for suspension assemblies to track the rate of growth rate in the disk drive shipments over the long-term. Industry analysts are currently forecasting about 14 to 17% increase in disk drive shipments compared with calendar year 2005. With the number of suspension assemblies used per disk drive expected to remain relatively flat at about 2.8 per drive, worldwide suspension assembly demand for calendar year 2006 should closely reflect the growth in disk drive shipments.
     The mix of suspension assemblies making up the future volume will increasingly include parts that accommodate smaller recording heads, finer electrical conductors, and advanced features. To position ourselves to win that business, we continue to invest in developing new process capabilities including additive processes that enable production of finer and more closely spaced electrical conductors.
     In addition, while our margins are currently suffering from under utilization of our manufacturing capacity, we also continue to invest in the equipment and tooling required for next generation suspension assemblies. Our capital investment for fiscal 2006 third quarter totaled about 60 million.
     We managed our capacity — we’re managing our capacity and capital spending to balance near-term demand, the longer-term outlook, the pace of customer adoption of newer technologies and yield and productivity improvements in our operations. This has meant deferring some equipment deliveries, installations, and qualifications. But as we noted previously, some of our capital investments relate to long lead time projects, and we need to make those investments now to ensure that we have the capabilities and capacity to meet future customer requirements.
     In our BioMeasurement Division, we reached an important milestone this week. We announced earlier today that we have received U.S. Food and Drug Administration clearance to begin marketing our InSpectra StO2 Tissue Oxygenation Monitor. This patented device uses near infrared technology to non-invasively provide an absolute measure of local tissue oxygen saturation, and it is the only such device designed for clinical use in trauma and emergency settings.
     We will formally introduce the device to the market at the 2006 annual meeting of the American Association for the Surgery of Trauma, which will be held in New Orleans on September 28 through the 30th. At this meeting, the results of our multi-site prospective clinical trial on hemorrhagic shock monitoring will be presented. Seven major U.S. trauma centers participated in this trial. They enrolled a total of 383 patients. The size and scope of the study underscores our commitment to demonstrate the clinical utility and economic value of the product we’re bringing to market. I’ll turn the call over to Rick Penn now for some further comments on our disk drive components business.
     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     Thanks Wayne. During the third quarter, we shipped about 192 million suspension assemblies and that compares with about 188 million in last year’s third quarter and about 205 million last quarter. Of our third quarter shipments, suspension assemblies for desktop applications accounted for about 66% of our business and mobile applications and performance applications each accounted for about 17% of our third quarter volume.
     Wayne explained the reasons for the decline in volume in the third quarter as compared to the second quarter. If we drill into that decline a little further, we saw some volume move from a couple of our [HDA] customers to some of the disk drive makers, as market share among the drive makers shifted slightly in the wake of Seagate’s acquisition of Maxtor. John will talk more about the customer percentages of our businesses in just a few minutes.
     Our third quarter gross margin declined to 19% from 22% in the preceding quarter. The decline is primarily the result of under utilization of manufacturing capacity that we added over the last year and the associated increases in depreciation and overhead. Partially offsetting the under utilization in the third quarter were very strong improvements in our manufacturing yield and labor productivity.
     During the quarter, we made substantial gains and yields on both standard and advanced TSA products. And in fact our overall TSA yields in the fiscal third quarter were among the highest we’ve ever achieved. In addition, compared with the preceding quarter, labor productivity improved in all of our manufacturing processes.
     We are encouraged by the solid operating results and looking ahead, actually expect further gains. And of course, these improvements increase our base capacity, leveraging existing assets.
     Our third quarter production volumes were higher than our shipment volumes as we executed on our plan to build inventory for future quarters, and we ended the quarter with over five weeks of finished goods inventory on hand. Even though the inventory build enabled us to utilize more capacity, our excess capacity across all of our processes was about 20% in the quarter. We currently have no plans to increase our finished goods inventories further in the fourth quarter. As a result, we expect our fourth quarter production volumes and capacity utilization to be lower than that of our third quarter.
     Looking out longer-term, we continue to see strong demand for new suspension assembly designs and prototypes in our development center. The work we do in our development center is critical to getting designed in early on new customer disk drive programs, and we are really well positioned on a variety of new programs that should be transitioning into volume production the coming quarters. Our development effort and design wins are on pace with our plan. I’ll turn the call over to John now for a more specific review of our third quarter financial performance.

     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Thanks Rick. I’ll provide some historical information first and then move onto guidance for our fiscal fourth quarter. As noted earlier, net sales for the fiscal 2006 third quarter totaled $170 million, which was down about 9% from the second quarter and flat compared to 2005 third quarter. Wayne discussed the reasons for the period to period decline earlier.
     For the third quarter, revenues also included component sales that accounted for about $8 million of our third quarter net sales. Our overall average selling price was about $0.84 in the second quarter — or in the third quarter, down from the $0.86 in the preceding quarter and similar 2005 quarter.
     Revenue percentages for our top five customers in the quarter were as follows — SAE TDK, 24%, ELKS 22%, Western Digital 17%, Seagate 17%, Innovex, 8%. Our gross margin in the quarter was 19% compared to 22% in the preceding quarter and 30% in the 2005 quarter. As Rick explained, the decline resulted from under utilization of manufacturing capacity added during the last year and the associated increases in depreciation and overhead. These factors were partially offset by improvements in yields and labor productivity.
     Our capital investments in the third quarter totaled $60 million, and we now estimate our total for the fiscal year will be about $250 million. This is a further reduction from our planned 2006 capital investments. The reduction reflects our efforts to manage capacity and capital investment to align with near-term demand. Most of the capital investment we’re planning for the fiscal 2006 fourth quarter is focused on development of the additive process required for the next generation suspension assemblies.
     Depreciation expense in the quarter was $31 million. We’re estimating depreciation expense for the full year to total about $120 million compared to $71 million last year. R&D expenses in the quarter were $ 13.9 million or about 8% of net sales. The increase in the percentage of net sales is primarily the result of the lower net sales in the quarter. For the full-year, we expect R&D expenses to be about 7 to 8% of net sales compared with about 6% in the preceding two fiscal years. As Wayne noted, we’re committed to the continued development of additive processes required to produce the next generation suspension assemblies and to meet the ongoing demand of new suspension assembly designs and product prototypes.
     SG&A expenses in the quarter were $20.3 million, down from $21.3 million in the second quarter, but up as a percentage of sales to 12%, again reflecting the lower net sales in the quarter. We expect SG&A to be in the 11 to 12% range of net sales in the fiscal fourth quarter.
     Interest expense was $2.5 million in the quarter compared with $2 million in the second quarter and $400,000 in the 2005 third quarter. The increase compared to a year ago reflects interest expense on the $225 million of convertible subordinated notes we issued in January of ‘06. Interest income for the quarter totaled $3.9 million compared to $3.2 million in the second quarter and $4.3 million in the 2005 third quarter. The tax rate in the third quarter was a negative 3% based on the annual effective tax rate of approximately 11%. For the full-year, we expect a tax rate to be between 5 and 17% based on our expected fiscal 2006 profitability.

     Net income for the third quarter totaled $5.8 million or $0.22 per diluted share. As noted in our earnings announcement, net income for the quarter includes an increase in operating income of about $5 million or $0.10 per diluted share resulting from the resolution of a dispute with a former supplier. The full amount was paid to us during the third quarter. Excluding this increase, our operating income — excluding this increase to operating income, our net income per share for fiscal 2006 third quarter would be $0.12 per diluted share.
     There’s a table included with our earnings announcement for providing net income per share figures for fiscal 2006 and 2005 quarter and year-to-date periods excluding the tax benefit in the 2005 periods, and the increase in operating income from the dispute settlement in the 2006 periods.
     We generated approximately $12 million in cash from operations during the quarter. At quarter end, our cash and cash equivalents held for sale totaled about $323 million compared to $371 million at the and of the preceding quarter. The decline results primarily from the $60 million in capital spending during the quarter. We did not purchase any shares during the quarter. There are approximately 71,500 shares remaining for repurchase under our current authorization.
     During this call, we’re going to provide guidance with respect to our expected near-term financial results. If you have questions regarding future performance or your models, please ask your questions during the call which is being conducted consistent with Reg FD.
     As we reported earlier, we are expecting suspension shipments in the fiscal 2006 fourth quarter to range from 195 million to 210 million units. Overall average selling prices are expected to be $0.83 to $0.84, generating net sales of $170 to $180 million. As Rick noted, at current levels of expected fourth quarter production volumes, we expect our excess capacity to be above the levels we experienced in the third quarter, resulting in further pressure on gross margin. As a result, we expect fourth quarter gross margin will be between 15 and 20%.
     On the expense side, R&D for the fourth quarter is expected to be between $14 and $15 million, resulting in a full-year R&D spending to $54 million to $55 million. SG&A expenses for the fourth quarter should be about flat with the third quarter at $20 million to $21 million, including non-cash stock based compensation of approximately $700,000 or $0.02 per diluted share. Based on these assumptions, we expect our fourth quarter bottom-line results to range from a net loss of up to $3.9 million or $0.15 per share to a net profit of up to $3.9 million or $0.15 per share.
     For modeling purposes and given the net income guidance, we want to make sure that you understand the share count that should be used for calculating earnings per share. At net incomes of $3.9 million or below, the diluted share count is approximately ‘25.8 million. If net income exceeds $3.8 million, you’ll need to include the dilutive effect of the 2003 convertible subordinated notes, which increases the diluted share count to approximately 30,800,000 shares.
     That concludes our prepared remarks. We’ll be happy to take your questions now. If you would, open the polling for questions now, please.

     Operator
     (OPERATOR INSTRUCTIONS). Steven Fox, Merrill Lynch.
     Steven Fox - Merrill Lynch — Analyst
     Good afternoon. First, clarification. What did you say depreciation expense was in the quarter and what they would be for the full-year?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Depreciation expense in the quarter was $31 million. And that’s about $120 million for the year.
     Steven Fox - Merrill Lynch — Analyst
     Okay thanks. And then when you look at the inventory build during the last couple of quarters, and you’re saying you’re not going to build inventory going forward, can you give us a sense for how much that inflated the gross margins and how much it’s going to hurt the gross margins? It seems it would take more than a quarter to really get back to normalized inventories. Can you comment on that a little bit?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     This is John Ingleman. I think that — I’m not sure it will take more than a quarter to get back to normalized. It really depends on what the demand is. We intended to build inventory such that we could get to a position where both us and our customers were satisfied that we had enough inventory that could satisfied peak demands. I don’t — I’m not sure how much impact it had on this quarter. I know that we certainly built some and it probably had a few points impact on the margin for the quarter.
     Steven Fox - Merrill Lynch — Analyst
     So just to be clear with guidance you just provided for this quarter, if you’re in that sales range, you think by the end of the quarter you would have worked off what you would consider excess inventories?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     I don’t think that we have any excess inventories. What we really ended up doing was building inventories to the levels that we wanted to have them. If you recall, we’ve been sort of operating at a level for the past — probably nine months or a little longer than that that was less than what we feel comfortable with and what our customers felt comfortable with. So our intention is not to build and it’s not to work it down. It’s to keep it about the same and hold it at the level we’ve got.
     John Ingleman -Hutchinson Technology Inc. – VP and CFO
     Well, that and that one of the things we also expressed in the last quarter was any means for us to hold down our capital expense as we look to the December quarter and the usual increased demand that comes along, we wanted to have some inventory to act as a buffer so that we wouldn’t have to have people on staff and to have potentially excess units in place to meet that higher level of what would be characteristically or typically high seasonal demand. So this was a planned effort on our part to get there. And now as we’re looking at the current demand levels, we’re saying we’re probably wanting to hold it at this level instead of increase it further.

     Steven Fox - Merrill Lynch — Analyst
     So you’re going to exit the year — exit the quarter with inventories in terms of dollars similar to what you entered the quarter with?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Yes, that’s what we’re thinking, current strategy.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Yes, that’s correct.
     Steven Fox - Merrill Lynch — Analyst
     And then just one last question, if you were looking at sort of breakeven metrics based on the sales guidance you provided, is it all about just being in the middle of that gross margin range given everything else? I have not run through the numbers yet.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     That’s pretty close to what it would be.
     Steven Fox - Merrill Lynch — Analyst
     Thank you.
     Operator
     Rich Kugele, Needham & Co.
     Rich Kugele- Needham & Co -Analyst
     Thank you. Just I guess first, about the industry consolidation that is going on in the space, how do long you expect to continue to produce Maxtor-based solutions? Given some of the commentary Seagate has made, it would be interesting to see your response. And if you have sufficiently mitigated any obsolete inventory in that five weeks, is that all for going forward customers? Or any color there would be helpful.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     I would say that as far as how long Maxtor product continues on, as The Beatles said, it won’t be long now. We expect that it is likely that Seagate was accurate and aggressive on what they intended to do. And I think that in their statements, it seems accurate to us and one that of course we will respond accordingly.

     Relative to our inventory, we’ve done everything in our power to anticipate all of these actions, and we’re comfortable that we haven’t put ourselves into any kind of financial write-down position or the like that we — has not already been taking care of or anticipated, and in some ways was anticipated fully almost a year ago as we were negotiating some of the contracts with Maxtor as this thing — or whatever it was that it first became a possibility.
     Rich Kugele - Needham & Co — Analyst
     Okay. Historically, we’ve talked about how an optimal business model for you guys would be having 15 to 20% excess capacity so that you could hit peak demands. And at that level, that would — given good yields, you would be able to operate at the upper end of your margin range. It looks like that has fundamentally changed. And I guess one, is that true? And two, is it because the equipment is more expensive — more complicated? Is it the TSA plus affecting just from a product prospective? And what then is the optimal excess capacity level for you?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     I think that’s really insightful Rick, and one of the things that — as we look at this thing, I don’t know we haven’t settled on a specific number, but we would probably see something closer to 90% would be a nice place to be. I would also — and so we’re seeing definitely it has shifted and it’s moved upward. And I’ll let Rick Penn answer some more of this.
     But I would also throw a point out that part of this depreciation burden that we’re carrying is, as you recall, a substantial investment that we made in our TSA — not in facilities, but certainly in the equipment. And it doesn’t necessarily show up at the depreciation as much as it shows up currently under our R&D as like they — $40 million prototype line that really isn’t making prototypes for anyone. It’s surely not selling any product off of it. It’s just now finally qualifying those processes and making samples for customers.
     And so, I think that it is another adder to the impact, to this shifting of our model. But I think you are right and I think the model shifts upward in terms of what we target as our utilization. Rick?
     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     Yes, Rich, maybe the other way to think about this too is when we talked about 10 to 15% excess, a big driver for that was really excess in our assembly areas specifically where hard tooling is involved. Because they gave us flexibility. If one customer’s demand went up went up while the others went down, we had some flexibility on the assembly side with that sort of excess tooling and maybe some excess assembly equipment.
     We’re currently in a situation where we’ve got 20% excess or maybe even a little more than that across all of our process. That’s a much bigger burden that’s not being leveraged at the moment. So maybe that sort of brings a little clarity to our previous comments about 10 to 15% and where we really are right now. Across all processes, there’s a lot of excess.

     Rich Kugele - Needham & Co — Analyst
     That helps. And then I guess just lastly, in terms of this medical BioMeasurement product, if you do show this in September, when do you reasonably expect to see revenue? What is the ASP of the product? And what do you think the kind of — what would you consider a success level in 2007?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well, let me start with that the — we’ve been selling the earlier model into the industry for R&D purposes for about 2.5 years, something like that. And so we’ve had an opportunity to make an assessment for what is the selling cycle for evaluation and approval, and how long does it take for a hospital system to move ahead on something once they decided that they liked the technology.
     That being the case, we’re estimating it’s maybe three months, could be six months, something like that, maybe as much as nine. And we’re trying to — we’ll know more once we get out into the full market. So this first year after introduction, we anticipate that there’s going to be a fair delay before we see any appreciable move on revenues, simply because of the amount of time it takes for that whole buying process to take — to go through the hospital administration.
     Success, we really look at this first year as one of positioning as being the most success. And we’ve done a lot of work already at making ourselves known, making our technology known, getting to the best and top and key opinion leaders in the industry. And so if we had a few million dollars in sales off of this in that first year, it would probably be considered real successful.
     And of course, because of that long cycle time, you’d expect that things would still be ramping in the following year because all of the sales activity that took place in ‘07.
     Price wise, if you sold the monitor for — as a piece of capital equipment, it’s $15,000 to $20,000; something in that range. And then this is a two-component device, the monitor and then a patient [interface], and that’s about $200 per use. And we are anticipating that probably at the outset, this thing really is done as a pay per use kind of approach with some contracted, minimal use per month kind of approach that they would be paying.
     But that helps you to get a feel for this, so quite honestly, the model really here is expecting to not be — while the — at the outset, some of the capital sales will make this interesting, that’s not what really is the important part of his model. It will be the ongoing use of these patient interfaces as that installed base of the monitors grows.
     Rich Kugele - Needham & Co — Analyst
     Okay. And John, just one last modeling question. What should we assume for a tax rate for the fourth quarter? I don’t know if I quite caught you there.

     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     What we said is the range for the year, and a lot of this goes to how profitable we’re going to be this year, but the range that we talked about was 5 to 17%.
     Operator
     Mark Moskowitz, J.P. Morgan.
     Mark Moskowitz - J.P. Morgan — Analyst
     A few questions if I may. First, when you characterize your hard disk drive manufacturing customers as managing their inventories, can you help us out? Is that — because they’re managing excess inventories they took on entering the June quarter, or is that they’re managing how they’re exposed to this — suspension assembly providers in terms of are they doling out share to some of your competitors right now?
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     Hi Mark. This is Kathleen. We believe that there were some customers that actually had excess suspension inventory and they were utilizing that for their ultimate drive build and shipments in the June quarter.
     Mark Moskowitz -J.P. Morgan — Analyst
     Okay. And can you maybe touch on that last part in terms of just the market share dynamics? Are we seeing any sort of major shifts here?
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     We don’t believe so, no. We believe we’re pretty constant with where we’ve been.
     Mark Moskowitz - J.P. Morgan — Analyst
     Okay. And then wanted to touch base here. Obviously you’re still spending a lot in terms of the CapEx on advanced technologies, next generation products, what have you. How should we think about the reception so far from the customers? Are there any hard disk drive manufacturers that are even demo-ing some of your [tray plus] features? I ask that because I am trying to see when we get this remedied in terms of the fixed cost absorption really hurting the model right now, at least for this year. Do we get it in ‘07 or is thus even a longer-term type problem?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     I think just to kick off of a bit on that and then Rick might have some to add here, Mark, but the bulk of the investment being made today, this year as we finish out this year, is going into our volume manufacturing line for this additive process. And so we won’t really have any real appreciable volume to be running it through that system until the end of ‘07 or something like that. And it — these lines come in fairly sizable volume increments, and so it will take awhile to fully utilize that line. But it should start having some impact on covering its burden. As we get to the end of ‘07, we should begin to see some diminishing of that load.

     And as far as the customers are concerned, we have samples to a customer to date. We are working — we’ve been fairly selective at how aggressive we are on that because we don’t want to jump the gun before we really have all of our processes really characterized. That is likely to expand in the next quarter or so to multiple customers. I can tell you, however, we’re getting very strong encouragement from all of our customers that they see that there is a very definite need for a second supplier for this additive capability.
     There is currently only one supplier in the world. We will be the second, and so in terms of the level of interest, we’re getting a lot of encouragement to press on. And we’re really now taking hopefully not too slow steps, but we’re trying to take a fairly conservative careful methodology to making sure we have our process act together before we get this thing rolling in a way that we just can’t afford to have any hiccups that actually affect our customers.
     Mark Moskowitz -J.P. Morgan — Analyst
     Okay, appreciate that with respect to the timing. I guess lastly then, it seems like we have a while still before we can really see you reap the benefits of those investments. How should we think about the gross margin story beyond the September quarter? I don’t want to hold your feet too close to the fire, but are we kind of in a holding pattern here where we can really move north of 20% for a few more quarters thereafter? I guess the question is more for John.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Yes, this is John. You know, Mark, I think that it’s really an issue of what kind of volume we are going to see going through here. If the volumes stay low like this, we’re going to be under utilizing not TSA plus capacity, but capacity we have in place to make the current suspension assemblies that are going to we’re going to carry on making those for some period of time.
     We will make improvements and see improvements, I believe, in productivity and continue to do that and some hopefully making improvements in yields and just reducing sort of that variable cost piece of this. But we really need to see volume come back. And as Rick explained, if we can get the utilization up to something in that 90% range or little above that, then we should start to see margins come back. But they’re not going back to the historical 28%, sort of the high margins we have been running until we get — until we sort of swallow the elephant of TSA plus.
     Mark Moskowitz - J.P. Morgan — Analyst
     Sure. I guess lastly, before I cede the floor then, John, when you talk about volumes coming back, internally, what are you modeling as far as the catalyst for these units to come back? Is it seasonal patterns for the second half? Is it the advent of the 160 program having greater proliferation, particularly at Seagate? Is it small form factor penetration? What does Hutchinson view as kind of what brings those units back for you?
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     Certainly the seasonality that has typically been seen in the drive industry, December quarter, we look forward to the volumes peaking, and we also see the continued growth in the drive market year-over-year anywhere from 14 to 17%. And so all of that bodes well for us continuing to see volumes growing over time.

     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     We don’t think as we said earlier, as Kathleen said earlier, we don’t think we lost share this quarter. We think we’re holding steady. There are some elements that challenge — or a quick shift to our share both ways, that some of the 160 moves can help us whereas some of the consolidation things could potentially harm. But all in all, our assessment is that we’re really not seeing or anticipating any real share shift that we would cite as an important upside factor or concerning us on a downside.
     So it really comes down, Mark, to just a basic when does the drive industry upside start to move with the typical cyclically that we’ve seen in this second half of volume on the second half of the year. And it’s been actually for three years now fairly consistent that way, so we have reason to think that it’s likely to be the case yet and we still have not seeing any analyst has given any indication that it’s not going to happen.
     Mark Moskowitz — J.P. Morgan — Analyst
     Thank you.
     Operator
     Kevin Hunt, Thomas Weisel Partners.
     Kevin Hunt - Thomas Weisel Partners — Analyst
     Thank you. A couple of clarifications first. I didn’t hear what you said at the beginning that the ASPs are moving down a little bit. I don’t know if you gave any reason why that’s happening.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Kevin it was primarily a product mix of just a larger volume of some of the mature product that had lower-pricing that caused it to shift, nothing more.
     Kevin Hunt - Thomas Weisel Partners — Analyst
     Okay. And going back to just sort of the last question here on competitive front and so forth, if you look at what some of the industry groups came out with, they’re indicating PC units down 4% sequentially. You extrapolate that for the disk drive industry it would probably mean more like a 2% or so decline. So if you guys are down over 6%, it would imply that you’re losing market share, so I just want you to help me understand that a little bit more.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     I think you have to be cautious about making that kind of a direct link with the suspension — where we are in the supply chain with suspension and out to what’s happening with disk drives. So there is other moving parts like inventories throughout the channel that are moving. There’s yield issues, either improvements or lack of improvement. So I caution you to conclude where you’re going. We don’t see it that way. We think our position is pretty rock solid.

     Kevin Hunt - Thomas Weisel Partners — Analyst
     Okay. And then one final thing, in terms of the — you said you are slowing down the capacity, but were you still bringing on incremental capacity this past quarter? And are you still planning on bringing on more incremental capacity? Is that why you should see sort of a gross margin headwind if you will?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well really we’re holding on the capacity that we’re bringing in. We have got about 20 million a week level of capacity right now, depending on the mix. We pulled the trigger on some equipment that is coming in that gets us more in the neighborhood of 22, but we haven’t really brought that on and qualified all of that yet, so we’re holding in that 20 million a week kind of level.
     And so when we look ahead, it’s really — you take sort of that capacity level we’re holding steady at that, and then we just see that we’ll utilize that capacity of that less in the fourth quarter. Again, depending on what really happens with demand, but it could be somewhat less utilization in the fourth quarter than in the quarter we just got through.
     John Ingleman - Hutchinson Technology Inc. – VP and CFO
     Kevin, it’s Ingleman. I think you also have to remember that we were successful in turning off some of this equipment we had ordered. There was some that we just — was in the pipeline and we could not get it turned off. Also, there is certainly equipment that we’re bringing on that enhances our capability. It’s not just a pure capacity. It’s — it allows us to produce suspension assemblies to the tolerances that customers are looking for. So you are going to see some of that, but we don’t characterize that as capacity additions.
     Kevin Hunt - Thomas Weisel Partners — Analyst
     Okay, and I’m sorry – one more follow up to Rich’s question about the — I missed actually when, Wayne, you were saying when you thought the BioMeasurement might generate revenue?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     We’ll see revenue in ‘07. We’ve actually had revenue on the older generation products, the research product to the tune of — I don’t know – a couple million dollars or something like that since we introduced it 2.5 years ago. That would be in total. In this coming year, we would say that in ‘07 it should be revenues rolling into a few million dollars, and it should be at the latter part of ‘07 that we see it happening simply because of the buying cycle that we have to go through that’s fairly prolonged. But then it should be something that all of the sales activity in ‘07 should have what one would anticipate, a greater impact in ‘08.

     Operator
     Mark Miller, Brean Murray, Carret & Co.
     Mark Miller - Brean Murray, Carret & Co — Analyst
     Just wondering, you were trying to– and this might be pushing it a little, but you were hopeful of seeing or having the opportunity to get your margins back up to the high 20% range by the end of the year, early next year. Are you any less hopeful now? Or -it sounded like the response you made a few minutes ago was a little more in doubt.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     I think that when one sees the volume shifting about as we’re seeing it, it causes to be a bit more conservative about the expectations. And as you look at – matter of fact, if you look at the guidance within this quarter and the range that we’re giving on that guidance, and you look at the amount of volume shift that we were showing within that, you can see how sensitive we are to leveraging that volume. And so we have a lot of upside swing if volumes could take off, but we sure don’t want to be sounding like we’re projecting or predicting it because we’ve been somewhat burned by the most recent developments or lack thereof in terms of volume.
     Mark Miller - Brean Murray, Carret & Co — Analyst
     Just wondering if you could estimate the current quarter and going forward the percent of new programs or new design features that are hitting your fab, or have hit your fab and will hit your fab for the remainder of the year? You were getting fairly high percentage — around 25% last time we talked about this.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Yes, if we’re talking about that product, that more advanced ISA [demanding] features and thinner material, that’s moving up towards probably about 40% of our mix today and probably will move up to something like 60% of our mix as we move through the next couple quarters.
     Mark Miller - Brean Murray, Carret & Co — Analyst
     One final question just about cash, any estimates where you’re going to end the share on cash? Are you still going to have really high capital spending? You did have a positive cash from operations, but the cash came down considerably. Where do you think you’ll end this year in cash? And do you feel next year there will be any need to raise additional cash?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well we’ll certainly monitor the next year issue, but I think that we’ve got probably another $50 million to $60 million worth of CapEx in the last quarter of this year. And it’s sort of going to be difficult to generate cash with the kind of guidance that we’re giving you.
     Mark Miller - Brean Murray, Carret & Co — Analyst
     So you could be around $200 million by the end of the year?

     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     No, not that much. We’ve got 320-some right now —
     Mark Miller - Brean Murray, Carret & Co — Analyst
     240 then?
     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     We’ll probably use — no, up from there. Again, I think you have to go through the $50 million to $60 million worth of CapEx, less the — what you think we’re going to make or lose depending on what you — where you think we are going to be in the range. And that is really where the — what the cash — that is what will determine what the cash position will be.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     As Rick said, we’re trying to play this fairly tight on the capacity and where we go from here, and we’re really trying to play it very close to the vest as we look at ‘07 in that we’re probably say that we’re going to likely hold as tight as we can to our current capacity with — as you said, we’re probably in the 20 to — some [reasons] that we might get it to 22 or something in that range.
     But most of our investment as we look over this next year will be to complete that additive volume line and then handle some of the standard tooling investments that we have in order to handle ongoing product requirements. And beyond that, we’d have to see some real upside moves on volumes for us to start getting aggressive on adding further capacity in the general suspension [process].
     Mark Miller — Brean Murray, Carret & Co – Analyst
     Thank you.
     Operator
     Christian Schwab, Craig Hallum Capital Group.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Thank you. A couple of housekeeping questions first. TSA as a part of the mix, John?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     You mean how much is TSA?
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Yes, in the current quarter, how much — what was the percentage — of the 192 million shipments what percent was TSA?

     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     94, 95% something like that. Its almost all TSA.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     And then heads per drive, do you guys still believe the industry held consistent at 2.8?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Yes. That is correct. It is flat to maybe it gets nudged up slightly, but that would probably — we’ll call that noise. And so flat is the way we look at it, and at this juncture, we say that it probably holds there.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Okay. What was the linearity of the shipments in the June quarter — intra-quarter, month one, month two, month three roughly?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Month one was higher than month two, which was lower, and month three came back a little bit.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     And what do you expect the linearity to be in September?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     God I wish I knew.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Back end loaded.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     That is probably pretty typical of what we would expect. We’re certainly — we’re not off to a sterling start. We’ve got relatively low volumes looking in this first month of the quarter, and then we start to see a pick up. If — and that’s not always the case because last year was not typical, but if it were typical, we’d see this thing have a sort of upward slope throughout the quarter, Christian, and just keep rising almost right into January.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Right, but typically wouldn’t we see a better start to the month? I find it interesting that you’re not off to a great start. Typically if Seagate and Western Digital are doing their typical year and fiscal cleanup of components to generate cash, we should kind of start like gangbusters the first couple weeks of July and then level off for a couple more weeks and then uptake in August and September, right?

     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     A whole lot depends on where was that inventory that they were managing? I’ll remind you. And so, you might not see that as an immediate [pull].
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Okay. That makes sense. So let’s move onto very low seasonality volume guidance. We’re kind of guiding volumes to be flat to at best up 9%, not at all in line with what one would anticipate typical seasonality to be. Let’s say Intel, for example, said seasonal typical seasonality in units up 8% roughly. If you’re not losing market share, is the Maxtor disruption and market share gains by Hitachi, who isn’t a customer, impacting that? I don’t understand how we can be going into a seasonally stronger quarter with such a poor outlook. Is that a direct demand of what we’re going to hear in a couple weeks?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well I don’t know. As John said, we really wish in that case we had a crystal ball. I can say to you that the last couple quarters, one of the things that we witnessed that we actually had the demand come in at about 10% below our booked orders. As we saw it going into those quarters, how did it come out in terms of what we —
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     Higher.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     It was even a greater drop-off than that from what we have booked orders to what was the ultimate actual pooled demand. So as we come into this quarter, we’re just trying kind of being I don’t know — maybe cynics, maybe skeptics, maybe too Minnesota conservative. But we’re looking at this and saying we’re going to ignore our booked orders right now and we’re going to say well, maybe only the reasonable thing to do is say they’re going to repeat this. And so we’re been pretty stiff on saying what we think it’s going to be.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Right. Right. Well, that is – and then your bill plans, as you said, will reflect that because obviously that’s kind of a great explanation of inventories, right? December to March inventories increased 29% and then next quarter shipments were down 6% as far as units. And now March to June, we took them up 16% and we’re kind of guiding flat to 9%. Soto the question how many numerous people earlier, do you really truly believe you can get inventories down to like maybe three weeks? Is that kind of your target range — 3, 3.5 weeks in your JIT hubs from where they are today?

     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     I think 3 to 3.5 is too low. And we’re sitting now at just over five and we’re really not uncomfortable at this level. I mean, it’s a -it’s refreshing to have a customer be able to go and get it and we don’t have to expedite it on this end.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Okay. So just as a gauge of end market demands in your booked orders if we add 10% to those ranges — I don’t want to put words in your mouth that way – what are you — would — never mind. I know the answer to that question, too.
     ASPs at $0.83 to $0.84, I just want to make sure that it is absolutely in your opinion a mature product mix issue and has nothing to do with lower prices on some next generation volume desktop programs.
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     What we said earlier is absolutely true. The product mix is still a higher mix of mature products.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     We have not adjusted our pricing strategy and not felt that we had the need to. And part of the reason we don’t think we have the need to is we don’t think we’re losing share, and that the general pressures from our competitors and the alike is about what one would label as business as usual. And so no, any of the pricing shifts that you see there are really just a mix.
     Christian Schwab - Craig Hallum Capital Group — Analyst Great.
     Fabulous.
     No further questions, thank you.
     Operator
     Jay Meier, MJSK Equity Research.
     Jay Meier - MJSK Equity Research — Analyst
     Thanks. A little bit more drill down on capital expenditures and potential depreciation going forward. You mention that you -sounded like you were suggesting that you don’t expect your CapEx to stay this robust. What is your sort of baseline maintenance capital expenditures in a typical year and how will you expect that to behave?

     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     We’ve ranged that. I will let John correct me because I’m likely to be off, but we’ve ranged that from 60 million to maybe 80 -I don’t know. I know that there’s times when we’ve talked it could be 100, but it varies with how many new programs we have going and so forth. So I don’t know — I’ll throw back to John, but I’d say it’s something in the 60 to 70 range.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     We’re playing with noise. 50 to 75 is probably where I see it. And that will take care of tooling and sort of maintaining facilities and equipment and stuff like that. The real thing that’s going on is what kind of expenditure are we going to have to make on the TSA or the TSA plus or the new additive processes that we have going? So if you think we could add a few million, 10 million to either one of those numbers, that is probably not all that bad in terms of the maintenance CapEx.
     Jay Meier - MJSK Equity Research — Analyst
     Okay. And well then can we talk a little bit more about potential capacity builds beyond the fourth quarter? You’ve taken your total CapEx estimates for 2006 down quite a bit over the last couple quarters, and I wonder if that might not be extending into 2007. How should we think about that and how should we think about depreciation over the course of that time?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well I think that — I think that you should think about it, but as Rick said we’ve put in a lot of capacity and we’re not even close to utilizing it where we would like to. So adding capacity next year, we’re not planning to do any of that right now.
     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     We’re really talking about (multiple speakers) advanced process of TSA plus capacity that could be the driver, but we think we can hold where we are and we will actually get some capacity -just some baseline capacity gains through yielded productivity improvements, and so that’s how that picture looks I think as we move into ‘07.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     And we’ve been — you are not getting a prediction from us on ‘07 yet because we’re still working on what that picture looks like.
     John Ingleman -Hutchinson Technology Inc. — VP and CFO
     But just as a reminder to everybody, I know there was a lot of concern about our yields and productivity as these new products were ramping up last fall. As we told you, we were going to make progress and not only did we sort of match up to what was business as usual, but we’ve now exceeded it. And so as we look to the next year, it’s not uncommon for us to see something in the neighborhood of say — I don’t know maybe a 10% kind of capacity increase simply due to our continuous improvement in yields and productivity.

     And so, we — if there is some upside for this coming year, that we — that as we look at this coming year, and we see a modest increase in growth, and we’re sitting with excess capacity already and we continue to make our continuous improvement efforts on yield and productivity, we look at the coming year and say hey, it looks most of it would be tooling for new products. And the completion of our investment for TSA plus, this additive capability, and maybe we don’t have to invest almost at all in the standard capacity requirement.
     Jay Meier - MJSK Equity Research — Analyst
     Okay, so it sounds like we’re talking about 60, 80, 100 million in potential CapEx — just for my modeling purposes, you know. We’re trying to gauge where your cash is going to end up. And what are your thoughts about depreciation? How fast are you depreciating these assets?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     It obviously depends on the asset. The tooling stuff gets written off in three years, something like that. And we get into production equipment and depending where it’s at, could be anywhere from I suppose 7 to 10, 7 to 12 years, something like that. So — and then, we’ve got a relatively new process and that should have a long life and buildings are the standard 30 years or something like that.
     So the mix is certainly — of capital that we’re spending this year, $35 million of it is — roughly $35 million of it is for tooling so that’s fast write off stuff. And a huge — a large chunk of the rest of it is long lived assets.
     Jay Meier - MJSK Equity Research — Analyst
     Okay. Can you — we talked about inventory that you have and it sounds like you want to maintain obviously you’re saying you want to maintain your inventory at five weeks. I was under the impression we were looking at two to four weeks of a normal hub inventory for you. And I appreciate the volatility in the marketplace potential, so you need to cushion yourself, but the Maxtor storage issues bring up an interesting question as to how much of that inventory is Maxtor related. Is there any way you could quantify that for us?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Once again, Jay — as I have said, we’ve already taking care of the Maxtor inventory. So any inventory we have that we are valuing today has already taken into account fully the Maxtor impact. And so you don’t — you needn’t worry about the five weeks worth of inventory carrying a bunch of Maxtor material — product in which it could be of no value. It’s all been dealt with, and that is because we have been trying to manage this for many months.
     Also, I would like to correct you. We did not say that we were wanting to hold at five weeks indefinitely. What we said was that for the time being we want to hold five weeks simply because we’re anticipating an increase in demand as we come into the next couple of quarters. After that, we anticipate that it won’t be drawn down. That would be our plan is to draw it down. And during the peak times, we may say that we drop it down to say three weeks, but where you’d like to hold on non-peak times is something that’s probably in that roughly four week area.
     And so that gives you about a two-week swing on us if we’re really clever in our management, that we would have two weeks’ worth of inventory that it would help us through the high peak times and get back to a four week level when it’s more of a steady-state.
     Jay Meier - MJSK Equity Research — Analyst
     Understood. Thank you very much.
     Operator
     [James Poyner], [Havilland Securities].
     James Poyner – [Havilland Securities] — Analyst
     It may be difficult to do, but if you had to venture a guess for this quarter, the split that you gave earlier in terms of customer contribution to your revenue, are you expecting that mix by customer to change much this quarter?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     We’re all looking at each other shaking our heads no. We don’t think so. We think it’s pretty well sort of worked out, the Maxtor or Seagate issues, and that’s probably about right.
     James Poyner – [Havilland Securities] — Analyst
     The only other the question I had is the $0.83 to $0.84 that you’re looking for for average selling price in the quarter, again, you’re thinking that is a further shift towards mature assemblies as opposed to price pressure from competition?
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     Yes.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Yes.
     James Poyner -[Havilland Securities] – Analyst
     Could you -just real quick, you mentioned one other additive supplier. Could you say who that is?

     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Surely. That’s Nitto Denko in Japan. They are a component supplier, they do not make suspensions, and they sell components to our two suspension competitors [NHK] and [MPT].
     James Poyner – [Havilland Securities] — Analyst
     Great. Thank you.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     And also to us — for the time being, we’ve actually procured some flex [circuits] from Nitto Denko in order for us to be able to be involved in that additive market until we have our own capability.
     James Poyner - [Havilland Securities] — Analyst
     Great. Thank you.
     Operator
     Joel Inman, Robert W. Baird.
     Joel Inman - Robert W. Baird — Analyst
     Can you guys talk a little bit about the BioMeasurement expense that you saw this quarter? And then do you expect any kind of inflection in that as you build out a sales force once you start marketing and selling your products next year?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     The BioMeasurement expense in the quarter was about — in Q3 it was about $3.6 million. The spend rate on that next year is (indiscernible) rolling product out (indiscernible) probably going to be spend a little more on it. But on the other hand, we ought to be getting some revenue back to offset part of that. But I think it would be fair to say that we can give you a better picture of that after we’ve rolled the product out near the end of September.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Yes I think, and I am now looking at our division president, Christina Temperante, but I believe that we’ll probably be able to talk a good deal more intelligently about the pace and so forth as we get into that. Probably in the December quarter is when we will really start to get an understanding.
     And we will, of course, do some ramping of our sales force in order to move into this market. But as we said before in the past, because this is very new technology, we are not - (indiscernible) our sales strategy is not to go and do a broad, sweeping sales effort across every hospital in the country, but instead go after most of the major hospitals that would have fairly sizable trauma and emergency departments that are — you might label them as level one or something like that. And that limits the number of hospitals that we have to go to.

     And it also means that about level, they understand this leading edge technology sooner, and the rest of the hospitals look to them for what are they doing. And so that mitigates the amount of feet that we have to have on the ground for sales at the outset, and we will ramp that according to what is the reception we’re getting as we go into this coming year.
     Joel Inman - Robert W. Baird — Analyst
     Okay, fair enough. So do you have like maybe a couple of sales people on staff already?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Yes. I don’t know what our numbers are, but it’s less than 10 but more than four, something like that. We’ve actually been doing some interviewing and hiring very recently, so — but that it is not in the numbers of 20s, but probably something sub 15 will probably be enough to be able to really launch our efforts the way we want. Is that appropriate, Chris?
     Christina Temperante - Hutchinson Technology Inc. — President of BioMeasurement Division
     Yes, and we have got a handful in Europe too I just want to remind you. You got — we’ll be launching this in Europe at the same time, end of September. And it will be a handful of reps there as well, so yes, we will end up in the 15 to 20 probably [and be] ramped up ready to go for the launch.
     Joel Inman - Robert W. Baird — Analyst
     Thank you.
     Operator
     Dan Renouard, Robert W. Baird.
     Dan Renouard - Robert W. Baird — Analyst
     Kind of a housekeeping question. Looking at your model, sort of ex the depreciation on the operating expense lines, can you give us some flavor for where OpEx will trend out or what you’re planning to spend on the OpEx side, maybe both R&D and SG&A in the current quarter as well as some directional how we should be thinking about it as you enter next fiscal year?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Yes, I think what we said from an R&D standpoint is that we would spend about $14 million to $15 million next quarter. And that would get us to a run rate — would get us to about $54 million to $55 million for this year. So let me -

     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     John, follow-through on that answer, but let me also remind everyone that we have been talking about for over — for all year long, that our R&D was going to rise as we rolled into the end of this year because we were going to be exercising the new prototype additive line. And in order to really get those processes qualified and fully characterized, we’d have to be making product and throwing it away. And so the R&D is higher this quarter as planned. And it is not because we’ve been hiring more and more troops that are going to be there forever, but instead we’re making a fair amount of product and throwing it in the trash barrel in order to get this process fully characterized.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     So with that said, I think the rate that we typically talked about or the run rate for R&D going forward has been probably in the 5 to 6% range, something like that, of revenue. And when you look at SG&A this quarter that we’re in now, we think it’s $20 million to $21 million which is about flat with what we did last quarter. And we still believe that there is some leverage on that. I think that rate runs to be that 11 to 12% range. We think it can probably operate more — we could probably operate in the 10 to 11% range, but time will tell us how much we can leverage that.
     Dan Renouard - Robert W. Baird — Analyst
     Related to the previous question, how does that BioMeasurement — is most of that in R&D, maybe how does that shake up between R&D and SG&A? And then does most of the depreciation fall to your COGS line, or how much of that flows to R&D if any? Of the incremental depreciation that is going to be coming on over the next couple of years?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     The majority of the depreciation of both the COGS line, the depreciation that is in R&D right now is really that the money we spent last year or the beginning of this year to get the prototypes line in place, so that is already baked into the numbers. I think that two-thirds of the medical expense is falling in really R&D and — or in ops expense.
     Kathleen Skarvan - Hutchinson Technology Inc. — VP of Sales and Marketing — Disk Drive Components Division
     Just a reminder too that the clinical — expenses of clinical go into R&D, so R&D — that piece as well.
     Dan Renouard - Robert W. Baird — Analyst
     Okay, and then one-third of that would be in SG&A? Roughly?
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Yes, it’s probably — there may be a little bit up in cost of goods sold, because we’re building some product and we are shipping — we have shipped some product to researchers. But I think the lion’s share of it has been — at least to this extent, to this (indiscernible) has been below the line.

     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     So of course, as we proceed into this coming year, we expect some of that — more of that to move to COGS as we ramp our manufacturing and so forth.
     Dan Renouard - Robert W. Baird — Analyst
     To be clear, and I apologize for all the follow ons here, but when you say 5 to 6% of revenues, I am presuming you’re counting on revenues to grow. You are not actually assuming that you would be able to take R&D down next year on an absolute level.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     I think that you should consider that we think we’re going to able to take R&D down in an absolute level because we will have qualified processes that we will feel comfortable then transferring to our high-volume line. And we will not have to run the same level of parts to qualify the process and throw them away.
     Rick Penn - Hutchinson Technology Inc. — SVP and President — Disk Drive Components
     Just to give you an idea of the scale here, when we — I talk about running a prototype line and characterizing product and so forth, we’re using really expensive raw materials that have to go into this. We have 60 production people running this equipment. They’re busy working everyday making product we throw away.
     As we get this all done and characterized, that does not have to continue next year, but instead those 60 people start making prototypes we sell. And we actually at least get a price that will cover — make it a breakeven at the very worst. And I’m looking at our sales and marketing VP at the time, because that’s one of our ongoing debates. So it doesn’t mean that we have to lay off people to lower those costs, but simply some of those costs real switch to — that it’s actually sellable goods that is being done out of a development center instead of tied to R&D.
     Dan Renouard - Robert W. Baird — Analyst
     Okay, so and should we be thinking 10% reduction on an absolute level, 30%? Or is it just — model it flat to be conservative? How should we think about it? We all have to build models out next year, so I am trying to get a sense of what you’re planning.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Probably (indiscernible) size of 10%— maybe it’s high, but probably 5 to 10%.
     Dan Renouard - Robert W. Baird — Analyst
     Thank you.
     Operator
     (OPERATOR INSTRUCTIONS). Steven Fox, Merrill Lynch.

     Steven Fox - Merrill Lynch — Analyst
     My question has been answered. Thank you.
     Operator
     Kevin Hunt.
     Kevin Hunt - Thomas Weisel Partners — Analyst
     I was wondering if you could tell us what the stock option expense was for this quarter and was that all in the SG&A line.
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     It was in the SG&A line and it was $700,000 or about $0.02 a share.
     Operator
     Jay Meier, MJSK Equity Research.
     Jay Meier - MJSK Equity Research — Analyst
     I will try and make this one a little bit nicer for you. What is your — can you ballpark your total market opportunity that you see for the BioMeasurement Division? When you’re actually up and running and hoping and selling this stuff, how big do you think that marketplace is?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     It’s really big. It’s one of the reasons why we’ve been at this for eight years and a whole lot of money, and that is because it really is a big opportunity that as we said in our press release, it’s a fundamental metric. It’s fundamental information for these doctors. We’ve identified several indications that it can go to — in the current trauma emergency department application that we’ve identified to the tune of — could be greater than $500 million. It could be as high as $1 billion a year with even reasonable (indiscernible) of penetration if we really do all of our blocking and tackling well and we really reach the market the way we like, and we don’t see the onset of competition too rapidly and so forth, and all of those things.
     So this is not something that is a small endeavor, but one in which we’ve been investing like this and going at it for this long. And I have been taking all the questions as to why do we persist for the sole purpose of that it is a big opportunity should we succeed.
     Jay Meier - MJSK Equity Research — Analyst
     Very good.
     Operator
     Christian Schwab, Craig Hallum Capital Group.

     Christian Schwab - Craig Hallum Capital Croup — Analyst
     Help me out, Wayne, John. Is there any reason that your unit shipments as we exit the seasonally stronger part of this year would outperform typical seasonality? As far as unit shipments?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     That is our view. We keep saying and we keep hearing from the rest of the people who watch this industry, they’re saying 14 to 17% growth, and if you look at what has been the overall average of the volume that’s gone through this year, that would -by the end of the year, it has to be at numbers above last year. And so that is in fact what we’ve tried to take into account as we’ve done this inventory management and so forth. And so I would say you’re right. Now, you also heard me give you a brief speech about us being a bit skeptical about — we don’t want to be burned in terms of expectations.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Right. Even if we only used that it would only get the growth in line with the industry, we’re going to be under capacity — with are going to be well under 20 to 22 million, a weekly basis, throughout all of 2007. What am I missing?
     John Ingleman - Hutchinson Technology Inc. — VP and CFO
     Well, the — perhaps, on the other hand, we’ve seen — we saw — last year, I recall we had weeks — more than one week that we actually produced at over 18 million a week, in the December quarter last year. And so, if there’s something north of that within the quarter, well, that would be an indicator of us having to — having at least some opportunity to utilize some of that [asset].
     What you also heard Rick and myself both saying that we’re not going to be adding capacity in any aggressive way. What we will be doing is finishing out of our volume line for the additive. We will be putting in some capability investment in order to make sure that our profit processes are capable, meaning the new leading edge products. But we sure are not going to be expanding capacity further from this. And we hope that it could last us a while if we continue to improve our productivity and yields.
     And then finally, as you also know, we’ve been talking about for some time, [share] and what we think we might be able to do in share as we see some of these programs that we’ve managed to get wins on, get launched and into full volume.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Okay. Because, you know using your — you know, taking a broad swing at the industry experts’ supposed guesses, your guys’ year-over-year growth this year was only 11.5% which is — if we make your fiscal year a calendar year to make math easy, which is well under what everybody said the industry growth rate was for this year, so I am still confused.

     John Ingleman -Hutchinson Technology Inc. — VP and CFO
     I can’t help you. We’ll know more as — you know how that works. We’ll hear in March what was finally the sales in December, and then we won’t be having to guess on it, but we’ll actually know. And we’ll see what those real numbers turnout to be and what our numbers play to it. We’re saying as long as we’re asked to predict, we’re sure not going to be on the upside of those predictions.
     Christian Schwab - Craig Hallum Capital Croup — Analyst
     Great, and then one last question. And sorry to belabor this, but so given year-over-year revenue growth, you would anticipate that your units would not decline December to March and they would not decline March to June.
     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     You’re going into ‘07, is that what you are saying?
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Yes. I’m looking at our fiscal ‘07 estimate. In September instead of having typical seasonality, we’re giving flat to 9% guidance. If we go to December, let’s say we see typical seasonality and you grow 10 to 12%.
     My point is that in March, if your units reflect typical seasonality without any market share gains, your units on an absolute number will have to drop December to March and then they will have to drop from March to June. And then they can have a nice increase again in September. My point is doing that math and typical seasonality, which you said your unit shipments should follow, we’re going to be very, very well shy 18 to 19 million units a week and nowhere near any huge gross margin inflection. Am I thinking about that wrong?
     John Ingleman -Hutchinson Technology Inc. — VP and CFO
     It sounds like you got your model built. I don’t know. I don’t know where to — there’s no way I’m going to try and correct you or to try to get specific on that kind of accuracy on the numbers when — because I don’t — it’s just too dynamic. It’s too cyclical. And besides that, I don’t know that I want to tip my hand on share anticipations and so forth at this stage.
     Christian Schwab - Craig Hallum Capital Group — Analyst
     Fabulous. Thank you.
     Operator
     Management, at this time we appear to have no additional questions in the queue and I will turn the conference over to you for any further remarks.

     Wayne Fortun - Hutchinson Technology Inc. — President and CEO
     Well I thank you all for your endurance and the number of questions has been terrific. We appreciate it. We look forward to this coming quarter and the second half with — hoping to see a -— that anticipated rise in the overall market demand, and thank you for your interest. Have a good evening.
     Operator
     Thank you management. Ladies and gentlemen, at this time, we will conclude today’s teleconference presentation. We thank you for your participation on the program. If you would like to listen to a replay of the conference call, please dial 1 -800-405-2236 or 303-590-3000 with access code of 11064340. (Repeats numbers). We thank you for your participation on the program. We have concluded the conference. You may now disconnect and please have a pleasant day.

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